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                                                                      EXHIBIT 5

October 20, 1999


Cygnus, Inc.
400 Penobscot Drive
Redwood City, CA  94063

RE:      Cygnus, Inc.
         Registration Statement for Offering of
         350,000 Shares of Common Stock

Ladies and Gentlemen:

In connection with your registration of 350,000 shares of the Common Stock of Cygnus, Inc. (the "Company") on Form S-8 under the Securities Act of 1933, as amended, I advise you that, in my opinion, when such shares have been issued and sold pursuant to the provisions of the Company's Amended 1991 Employee Stock Purchase Plan and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

I hereby consent to filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Barbara G. McClung

Barbara G. McClung
Senior Vice President and General Counsel